Exhibit 5.1
April 16, 2007
Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 7,939,690 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”) in connection with the resale of the Shares by the selling stockholders, as described in the Registration Statement.
We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
We assume for purposes of this opinion that the Company is and will remain duly organized, validly existing and in good standing under applicable state law.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid, and nonassessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Experts and Legal Matters” . In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Atlas Air Worldwide Holdings, Inc.	- 2 -	April 16, 2007
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP